Exhibit 99.1

Ra Medical Systems Announces Closing of Initial Public Offering and Full Exercise of the Underwriters’ Option to Purchase Additional Shares

CARLSBAD, Calif. – October 1, 2018 – Ra Medical Systems, Inc. (NYSE: RMED) today announced the closing of its initial public offering of 4,485,000 shares of common stock, which includes the full exercise of the underwriters’ option to purchase 585,000 additional shares of its common stock, at a price to the public of $17 per share. The company estimates net proceeds from the offering to be approximately $67.6 million, after deducting underwriting discounts and commissions and estimated offering expenses. Ra Medical’s common stock began trading on the New York Stock Exchange under the symbol “RMED” on September 27, 2018.

Piper Jaffray & Co. and Cantor Fitzgerald & Co. acted as lead joint book-running managers for the offering. SunTrust Robinson Humphrey, Inc. acted as lead manager and Nomura Securities International, Inc. and Maxim Group LLC acted as co-managers for the offering.

The offering was made only by means of a prospectus forming part of the effective registration statement. Copies of the final prospectus relating to this offering, may be obtained from: Piper Jaffray & Co., 800 Nicollet Mall, J12S03, Minneapolis, MN, 55402, Attention: Prospectus Department, by telephone at (800) 747-3924 or by email at prospectus@pjc.com; or Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Ave., 6th Floor, New York, NY 10022, or by email at prospectus@cantor.com.

Registration statements relating to these securities have been filed with the Securities and Exchange Commission and became effective on September 26, 2018. Copies of the registration statements, as amended, can be accessed through the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Contact

Ra Medical Systems, Inc.

Jeffrey Kraws

760-707-7516